Exhibit 99.1

ZAZA ENERGY CORPORATION
1301 MCKINNEY STREET
SUITE 3000
HOUSTON, TX 77010

NEWS RELEASE

ZaZa Energy Announces Appointment of Todd Brooks as President

HOUSTON — May 21, 2012 — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced that the Board of Directors has appointed Todd Alan Brooks as President.  Mr. Brooks, who previously served as Executive Director — Land, Legal and Finance, will continue to serve as a member of the board of directors of the Company.

Mr. Craig McKenzie, Chief Executive Officer, said, “I am pleased to welcome Todd into his new role as President.  Todd has been instrumental in growing ZaZa’s acreage and operations in the Eagle Ford core and the emerging Eaglebine/Woodbine play in the Eagle Ford Eastern trend.  His knowledge of the capital markets and years of industry experience will serve the Company well as we continue to shape our platform for growth.”

Mr. Brooks is one of three founders of ZaZa LLC, the predecessor of ZaZa Energy Corporation, and has served as an executive officer and director of ZaZa Energy since its combination with Toreador Resources Corporation in February 2012.  Since 2006, Mr. Brooks has been the trustee for his family’s mineral trusts, making energy related investments in various geographies.  Prior to ZaZa, from 2004 until 2006, Mr. Brooks worked as a land man for Houston based OGM Land Company where he delivered title work and negotiated oil & gas leases on behalf of OGM’s clients.  From 2000 to 2003, Mr. Brooks worked as a production analyst for L.J. Melody & Co. Mr. Brooks graduated from Vanderbilt University in 1997 with a degree in Economics and earned a Doctor of Jurisprudence from South Texas College of Law in 2000.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:	Corporate Contact:
Tony Vermeire	Shirley Z. Anderson
T: +33 1 4703 3424	T: +214 559-3933
tony.vermeire@zazaenergy.com	shirley.anderson@zazaenergy.com

713-595-1900 (OFFICE) • 713-595-1919 (FAX) • WWW.ZAZAENERGY.COM